Exhibit 4.16

Capital Increase and Stock Transfer Agreement

of

Beijing NationSky Network Technology Co., Ltd.

May 2, 2012

Content

Section 1. Definitions		4
1.1	Definitions	4
1.2	Construction	5
Section 2. Capital Increase		5
2.1	Subscription of Capital Increase	5
2.2	Payment of Subscription and Capital Verification	5
2.3	Usage of Increased Capital	5
2.4	Authorization of Procedurals of Capital Increase	5
Section 3. Stock Transfer		6
3.1	Stock Transfer	6
3.2	Consideration	6
Section 4. Representations and Warranties		6
4.1	Representations and Warranties by the Company and Original Shareholders:	6
4.2	Representations and Warranties by the Investor	6
Section 5. Closing Conditions		7
Section 6. Covenants		9
6.1	Covenants of the Company and the Original Shareholders	9
Section 7. Confidentiality and Exclusiveness		10
7.1	Confidentiality	10
7.2	Exclusiveness	10
Section 8. Breach and Liability		11
8.1	Breach	11
8.2	Liability of Breach	11
8.3	Accumulated Remedies	11
Section 9. Termination of The Agreement		12
9.1	Termination of the Agreement	12
9.2	Legal Consequence of Termination of the Agreement	12
Section 10. Governing Law and Dispute Settlement		13
10.1	Governing Law	13
10.2	Dispute Resolution	13
Section 11. Force Majeure		13
11.1	Scope of Force Majeure	13
11.2	Result of Force Majeure	13
11.3	Notice of Force Majeure	13
Section 12. Notice		14
Section 13. Miscellaneous		15
13.1	Expenses and Fees	15
13.2	Entire Agreement	15
13.3	Supplement, Amendment and Waiver of the Agreement	15
13.4	Effectiveness	15
13.5	Copies	15

Schedule 1 Representations and Warranties of Original Shareholder and Company

Schedule 2 Representations and Warranties of Investors

Schedule 3 Company Detail Information

Schedule 4 Contribution Transfer Agreement

Schedule 5 Letter of Confirmation

Schedule 6 List of Member of Core Team and Senior Executives

Schedule 7 Labor Contract

Capital Increase and Stock Transfer Agreement

This agreement (the “Agreement”) is entered into by and among the following parties on May 2, 2012 in Beijing:

1.	Original Shareholders:

Mr. Shuli Hou

Address: Door 6 No.1301, Yard 3, Caoqiaoxin Garden, Fengtai District, Beijing

Mr. Wen Yang

Address:

2.	Investor:

Beijing NQ Technology Co., Ltd.

Address: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing

Legal Representative: Yu Lin

3.	Company:

Beijing NationSky Network Technology Co., Ltd.

Address: C505, Flat C, No.9, Shangdi 3th Road, Haidian District, Beijing

Legal Representative: Shuli Hou

Whereas,

(1)	Beijing NationSky Network Technology Co., Ltd. (the “Company”) is a limited liability company validly incorporated and existing under the law of People’s Republic of China (the “PRC”); the registered capital of the Company is RMB 20 million and the paid-up capital is RMB 7million immediately before closing of this transaction;

(2)	The Investor is going to subscribe the increased capital of the Company of RMB 20 million pursuant to the terms and conditions of this Agreement (the “Capital Increase”)

(3)	Shuli Hou is going to transfer his contribution of RMB 1,420,000 in the Company to the Investor and Wen Yang is going to transfer his contribution of RMB 580,000 in the Company to the Investor (the “Stock Transfer”, together with the Capital Increase, the “Transaction”).

Therefore, according to the Company Law of the PRC and relevant laws and regulations, the parties reach the following agreement concerning this Transaction:

Section 1. Definitions

1.1	Definitions

Unless otherwise provided, the following terms in this Agreement shall have meanings as follows:

(1)	“Agreement” means this Capital Increase and Stock Transfer Agreement and its appendix, schedules, amendment and supplement.

(2)	“5% Shareholder” means any entity that has, held or beneficially owns 5% or more voting right and right to elect board members in another entity.

(3)	“Articles of Association” means the amended Articles of Association of the Company, as acknowledged and executed by the Investor.

(4)	“Working Day” means the business days that Chinese banks open.

(5)	“Shareholders’ Agreement” means the Shareholders’ Agreement executed by Shuli Hou, the Investor and the Company and its appendix, amendment and supplement.

(6)	“Affiliate” means the entity controls or is controlled, or under common control or certain entity.

(7)	“Related Person”, means (1) any shareholder of a company or its subsidiary, (2) director of a company or its subsidiary, (3) senior executives of company or its subsidiary, (4) any of family members of director or 5% Shareholder of a company or its subsidiary, or (5) the entity that any director, senior executive or 5% Shareholder has interest in (excluding the passive shareholding of less than 1% of a public company).

(8)	“Closing Date” means the date that Investor pays subscribed capital as provided in section 2.2 of this Agreement.

(9)	“Closing Conditions” means the pre-requisite conditions that the Investor pays the subscribed capital as provided in section 5 of this Agreement.

(10)	“Transaction Documents” means this Agreement, Shareholders’ Agreement, Articles of Associations and the appendix of such documents.

(11)	“Disclosure Schedules” means the disclosing items list that the Company provides to the Investor as of the execution day of the Agreement in writing.

(12)	“Tax” means according to PRC laws, regulations and rules, all taxation, expense, interest, fine and subsidy levied by the government authorities.

(13)	“Entity” means any individual, partnership, company, trust, group, government authority or other entity or organization.

(14)	“Effective Date” means the execution date of this Agreement.

(15)	“Investor Director” means the director appointed by the Investor.

(16)	“Original Shareholders” means the original shareholders as specified in the beginning of this Agreement.

(17)	“PRC” means People’s Republic of China, for the purpose of this Agreement, does not including Hong Kong, Macau or Taiwan.

1.2	Construction

(1)	The provisions in Whereas section and appendix of this Agreement shall be an inseparable part of this Agreement and has equal effect as this Agreement. This Agreement as referred shall include any supplement, amendment and adjustment and any explanation.

(2)	The title of provisions and appendix of this Agreement is established for convenience of reference and shall not affect its respective definition or explanation.

(3)	When calculating terms or period, the base date shall not be included. If the last day of a term or period is not a working day, such term or period shall be extended to the following working date.

Section 2. Capital Increase

2.1	Subscription of Capital Increase

Provided that all closing conditions in section 5 of this Agreement have been satisfied, the Investor agrees to subscribe the increased capital of RMB 20 million (“Increased Capital”) in cash pursuant to the terms and conditions of this Agreement. Upon completion of this capital increase, the registered capital of the Company is increased to RMB 40 million with shareholding structure as follows:

Unit: RMB

Shareholder	Registered Capital	Shareholding Ratio
Shuli Hou	19,420,000	48.55%
Wen Yang	580,000	1.45%
Investor	20,000,000	50.00%
Total	40,000,000	100.00%

2.2	Payment of Subscription and Capital Verification

(1)	Payment of Subscription Within 10 working days as of satisfaction of all conditions as set forth in section 5 (the “Closing Date”), the Investor shall pay the increase capital of RMB 20 million to the Company as provided in section 2.1.

(2)	Capital Verification Report After the Investor pays the increase capital, the Company shall engage certified accountant to conduct the capital verification and issue the capital verification report.

2.3	Usage of Increased Capital

All proceeds from capital increased by the Investor shall be used for provider of enterprise mobile service, including but not limited to selling of Apple product and Blackberry product and value added service. Usage other than as stated above shall be approved by the Investor.

2.4	Authorization of Procedurals of Capital Increase

The parties authorize the parties for capital increase procedurals, including engaging agents, government approval (if necessary) and amending registration in Administration for Industry and Commerce.

Section 3. Stock Transfer

3.1	Stock Transfer

Shuli Hou agrees to transfer his contribution in the Company of RMB1,420,000 to the Investor on the Closing Date when the Investor subscribes the capital increase. Wen Yang agrees to transfer his contribution in the Company of RMB 580,000 to the Investor on the Closing Date when the Investor subscribes the capital increase.

The stock transfer shall be free of payment and the Investor does not have to pay any consideration to the Original Shareholders.

3.2	Consideration

The stock transfer shall be free of payment and the Transferee does not have to pay any consideration to the Transferors.

Upon completion of this stock transfer, the shareholding structure of the Company is as follows:

Unit: RMB

Shareholder	Registered Capital	Shareholding Ratio
Shuli Hou	18,000,000	45.00%
Investor	22,000,000	55.00%
Total	40,000,000	100.00%

Section 4. Representations and Warranties

4.1	Representations and Warranties by the Company and Original Shareholders:

(1)	The Company and the Original Shareholders hereby represent and warranty to the Investor as specified in Schedule 1. Such representations and warranties is true, accurate and complete on the execution day and Closing date of this Agreement, unless it is associated with certain dates. The Company and the Original Shareholders acknowledge that the Investor relies on the Company and Original Shareholders’ representation and warranties for this Transaction.

(2)	If any of the representations and warranties by the Company and/or the Original Shareholders is untrue, inaccurate or incomplete, and causes any damages, loss, expense or other adversity of the Investor, the Investor has right to require the Company and/or the Original Shareholders jointly bear such liability. The compensation under this section shall not affect other rights and remedies that the Investor is entitled to according to other provisions of this Agreement.

4.2	Representations and Warranties by the Investor

(1)	The Investor hereby represents and warranties to the Company as specified in Schedule 2. Such representations and warranties is true, accurate and complete on the execution day and Closing date of this Agreement, unless it is associated with certain dates. The Investor acknowledges that the Company relies on the Investor’s representation and warranties for this Transaction.

(2)	If any of the representations and warranties by the Investor is untrue, inaccurate or incomplete, and causes any damages, loss, expense or other adversity of the Company, the Company has right to require the Investor to jointly bear such liability. The compensation under this section shall not affect other rights and remedies that the Company is entitled to according to other provisions of this Agreement.

Section 5. Closing Conditions

The parties agree that the Investor’s payment of subscribed capital shall be made on condition that all of following conditions are satisfied or waived by the Investor:

(1)	Due Diligence The legal and financial due diligence on the Company by the law firm and accounting firm recognized by the Investor has been completed and the result of due diligence is to the satisfaction of the Investor.

(2)	Internal Approval The Company has completed all necessary internal approval procedurals, including but not limited to the board and the shareholders’ resolution; the Investor’s board has approved the Investor to execute and perform this Agreement.

(3)	Execution, Effectiveness and Performance of the Transaction Documents (a) the Company and the Original Shareholder has legally executed and delivered all Transaction Documents; (b) the Transaction Documents are true, complete, valid and binding; (c) the Company and the Original Shareholders abide and perform the obligations under the Transaction Documents in essential aspects.

(4)	Completion of Restructure The Company has completed the restructure, namely Ronggang Li has transferred all his stock in the Company to Shuli Hou and Shuli Hou and Wen Yang are the only two shareholders prior to the Transaction. The above restructure has been approved and registered as necessary and is in compliance with relevant requirements by laws and regulations.

(5)	Stock Transfer Agreement Shuli Hou and Wen Yang have executed the Stock Transfer Agreement in form of document as Schedule 4.

(6)	The Commitment and Non-competing Letter by Principal Executives The senior executives (vice president and higher level) shall execute commitment letter to (i) devote all personal time and energy and try his best effort to the Company’s business and development until first anniversary date after the Company achieves a qualified IPO, unless otherwise approved or arranged by the Investor; and (ii) not engage in business competing with the Company from the Closing date to the second anniversary as of leaving from the Company;

(7)	Labor, Confidential and Non-Competition The Company has entered into labor contract, confidential and non-competition agreement with the core team member as specified in schedule 6.

(8)	Investor Director The Company has issued necessary resolution to appoint the persons designated by the Investor as the directors of the Company.

(9)	Representations and Warranties As of Closing Date, the Company and the Original Shareholders’ representations and warranties remain to be true, accurate and complete.

(10)	No Material Adverse Change As of Closing Date, the legal position, business and financial situation has not incurred material adverse change.

(11)	No Material Judgment As of Closing Date, there is no court judgment, government award or other decree that (a) prohibits or limits any transaction under this Agreement; (b) prohibits or limits completion of any transaction under this Agreement; (c) causes burden on the Company, the Original Shareholders and/or the Investor of material punishment or legal liabilities, or (iv) limits the Company’s business and therefore suffers material adverse change.

(12)	No Legal Proceedings As of Closing Date, there is no litigations, arbitrations, administrative investigation which has an adverse effect on the Company and /or the Original Shareholders, which would (a) have material adverse effect on performance of this Agreement and other Transaction Documents, or (b) have material adverse effect on the Transaction under this Agreement.

Section 6. Covenants

6.1	Covenants of the Company and the Original Shareholders

The Company and the Original Shareholders jointly and separately covenant to the Investors to procure the following items after the Closing Date:

(1)	Amending Registration in Administration for Industry and Commerce (“AIC”) The Original Shareholders shall procure the Company to complete the capital increase and stock transfer registration in AIC within 5 working days.

(2)	Paying Up the Subscribed Capital Shuli Hou shall within 30 days as of the Closing Date pay up the capital he subscribed but has not paid up and complete the transfer procedurals of intellectual property he shall pay to the Company as contribution and make the Company as the sole legal proprietor of such intellectual property.

(3)	Perfect the Paid-up Contribution Shuli Hou shall within 30 days as of the Closing Date perfects his paid-up contribution to make up any possible untrue, insufficient or illegal draw-out of capital and bear any expenses for such make-up.

(4)	Perfect the Employees’ Social Security and Housing Fund System Shuli Hou shall within 180 days as of the Closing Date perfects the employees’ social security and housing fund system and indemnify the Company from any loss, expenses and fine for such make-up.

(5)	Retaining Senior Executives The Company and the Original Shareholders covenants and procures that the senior executives as specified in schedule 5 not to leave the Company, unless otherwise approved by the Investor in wring in advance, and devote all their energy to the Company business and development for 24 months as of the Closing Date.

(6)	Confirmation with Bank of Beijing for the Actual Loan Amount Since the loan the Company actually obtained from Bank of Beijing is different from the loan agreement executed, the Company shall complete execution of necessary legal document in relation to the RMB 4.5 million loan within 30 days as of the Closing Date.

(7)	Comply with PRC Accounting Principles and Establish Internal Control System Conforming to U.S. Listing Rules The Company shall comply with the PRC enterprise accounting principles and establish financial, accounting and internal control system under the U.S. listing rule, and make out the accounting books and financial statements accordingly.

(8)	Stock Incentive Arrangement The Original Shareholders and the Company confirm and covenant that the Company will establish employees stock incentive plan. The Parties confirm that the 4.5 % equity of the Company held by Shuli Hou on a post-closing basis shall be used for the Company’s future employees stock incentive plan. The Original Shareholders confirm and covenant that he will transfer his stocks of no more than 4.5 % equity of the Company on a post-closing basis at the price to the qualified people under the plan approved by the board, and require the transferees to execute relevant non-competition and stock option agreement to associate the stocks vested with the service term for the purpose to incentive and retain the core team of the Company. The exercising term of such plan shall be four years.

(9)	Assumption of Liabilities The liabilities and obligations in relation to the Company, the Company’s equity, asset and business, including civil debts or administrative owing such as taxation and social security and housing fund, caused by the facts or situation or untrue representations and warranties related the events occurred before Closing Date shall be assumed by the Original Shareholders and the Original Shareholders shall indemnify the Company for any such liabilities, unless otherwise agreed by the parties. The Company and the Original Shareholders agree to jointly indemnify the Investor, Investor’s employees, Investor Director, executives, consultant and/or agent from any loss, expenses and damages, unless which is caused by the compensated party maliciously or in gross negligence.

Section 7. Confidentiality and Exclusiveness

7.1	Confidentiality

Each party covenants to other parties that, without prior consent, it will treat all confidential information about this Transaction and Transaction Documents, business and operation obtained from other parties confidential. Each party further ensures to others, it will not use the confidential information except for the purpose of this Agreement. The party may disclose confidential information to its employees, directors, executives, counsels, agents or relevant entity for the purpose of this Agreement, provided such people and entity agree to the confidentiality of the information and abide by the confidential obligation

Notwithstanding, this section does not apply to the following:

(1)	Information came into public domain without breach of confidentiality in this section;

(2)	Information known to receiving party from legal channel before disclosing party disclose the information;

(3)	Information that the receiving party develops independently through legal channels;

(4)	Information that the receiving party gains from a third party who does not have confidentiality obligation;

(5)	Information that the disclosing party agrees to disclose, and

(6)	Upon completion of the Transaction, the Investor, shareholder of the Investor and its partner or affiliates may disclose names of the Company or subsidiaries, the chairman, the general manager, description of the business, logo and investment in the Company.

7.2	Exclusiveness

From the execution day of this Agreement to the completion of the registration for this capital increase in AIC, any party shall not negotiate or execute any letter of intent, agreement, contract, memorandum or other legal documents regarding transfer the Company’s equity or asset or subscription of increase capital without prior written consent from other parties.

Section 8. Breach and Liability

8.1	Breach

Failure to fulfill part of all of the obligations, or breach of any of the provisions of this Agreement, in action or inaction, constitutes breach of this Agreement (“Breach”, and the breaching party is the “Breaching Party”).

8.2	Liability of Breach

The Breaching Party shall compensate other parties for all direct loss, damages, fees or liabilities. If all parties have faults, each party shall bear its respect obligation and loss. For avoidance of doubt, under any circumstances the Breaching Party shall not compensate any consequential or accidental loss, damages or profit loss.

8.3	Accumulated Remedies

The compensation in section 8.2 shall not affect the non-breaching party’s other right and remedy under the PRC law and this Agreement.

Section 9. Termination of The Agreement

9.1	Termination of the Agreement

(1)	Except under the circumstance as provided in the following section 9.1(2) 9.1(3) and 9.1(4), any party shall not terminate the Agreement without other parties prior written consent after execution of this Agreement.

(2)	Any party may terminate this Agreement in any of following events;

(a)	From the execution day of this Agreement to the Closing date, the governing law changes and thus the Agreement becomes non-conforming to the new laws, and the parties cannot reach an amendment to conform the new law.

(b)	Before the Closing date, any party breaches its obligation, representative, warranty or covenant and fails to correct such breach within 90 days as of the non-breaching party sending out the written notice.

(3)	In any of following events, the Investor shall have right to terminate this Agreement:

(a)	For any reason, the Closing Conditions under section 5 cannot be fully satisfied within one month as of the execution of this Agreement.

(4)	In any of following events, the Company shall have right to terminate this Agreement:

(a)	Provided that Closing Conditions under section 5 have been fully satisfied, the Investor fails to pay the contribution as provided in this Agreement and such deferring has been more than one month.

9.2	Legal Consequence of Termination of the Agreement

(1)	The Shareholders’ Agreement, the Articles of Association of the Company and other Transaction Documents shall be terminated upon termination of this Agreement.

(2)	If this Agreement is terminated due to breaching of this Agreement by one party, the breaching party shall bear the liability of breaching the Agreement.

(3)	If the Investor terminates the Agreement due to the Company and the Original Shareholders’ failure to fulfill the Closing Conditions in Section 5, the Company and the Original Shareholders shall compensate all direct loss incurred by the Investor.

Section 10. Governing Law and Dispute Settlement

10.1	Governing law

The formation, effectiveness, construction, performance or dispute settlement of the Agreement shall be governed by the PRC law.

10.2	Dispute Resolution

Any dispute related this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the parties.

Section 11. Force Majeure

11.1	Scope of Force Majeure

Force Majeure refers to situations that directly affects the Transaction and cannot be predicted, overcome or avoided, including but not limited to:

(1)	War, boycott, sanction and government decrees;

(2)	Riot;

(3)	Flood, typhoon, earthquake, explosion or other nature disasters;

(4)	Other force majeure as agreed by the parties.

11.2	Result of Force Majeure

Failure to perform part of all of obligation under the Agreement due to force majeure shall not deemed to be breach of the Agreement. But the part shall take all necessary measures to minimize the loss due to force majeure.

11.3	Notice of Force Majeure

The party which incurs force majeure shall notify other parties in writing as soon as possible and within 15 days of force majeure, render a report to other parties specifying the reason of for extension or inability to perform part or all of the obligation.

Section 12. Notice

If a notice related to one party’s right and obligation shall be sent by other parties via email or fax, the original paper document shall be mailed to such party. The contact information is as follows:

To the Company or the Original Shareholder

Attention to:

Address:

Zip code:

Tel:

Fax:

To the Investor:

Attention to:

Address:

Zip code:

Tel:

Fax:

Section 13. Miscellaneous

13.1	Expenses and Fees

(1)	The Company shall reimburse the Investor for the expenses of retaining outside counsel and accountants for due diligence research and legal documents (“Financing Costs”), upon the completion of this Transaction or in the event that the Transaction fails to be completed for causes other than the Investor’s, including but not limited to that the Company or the Investor provide untrue or omit important information.

(2)	The Investor shall bear its own Financing Costs if the Transaction cannot be completed due to the Investor’s reason.

13.2	Entire Agreement

The Agreement and its appendix constitute the entire and sole agreement on the items under this Agreement. The Agreement and its appendix are inseparable and shall replace all oral or written agreement, term sheet, understanding and communication by the parties.

13.3	Supplement, Amendment and Waiver of the Agreement

Any supplement and amendment shall be effective upon execution by the parties in writing. Waiver of part of the Agreement shall not be construed as waiver of other part of the Agreement.

13.4	Effectiveness

The Agreement shall be effective upon execution by the parties or their respective legal representative and authorized representative.

13.5	Copies

The Agreement is made on three originals with equal effectiveness. Each party shall hold one.

(The page is intentionally left blank)

[Signing Page]

The following parties agree to execute this Agreement on the date as provided at the beginning of this Agreement:

1.	Original Shareholers

Shuli Hou

/s/ Shuli Hou

Wen Yang

/s/ Wen Yang

2.	Investor

 Beijing NQ Technology Co., Ltd. (Corporate seal)

 Legal Representative: /s/ Yu Lin

3.	The Company

 Beijing NationSky Network Technology Co., Ltd. (Corporate seal)

 Legal Representative: /s/ Authorized signatory

Schedule 1 Representations and Warranties by the Transferors and the Company

Unless otherwise explicitly provided or the context indicates otherwise, any representations and warranties by the Company shall also apply to, where applicable, the subsidiary of the Company.

1. Items of the Company

(a) Legal Incorporation, Valid Existence and Qualifications. The Company is legally incorporated and validly existing company with complete qualifications under the Law of the PRC. The Company has full right to own and operate its assets and the business as recorded in its business license.

(b) Registered Capital of the Company. On the execution day and relevant closing day, the share capital and ownership as stated in Attachment 3 is the true, complete and accurate statement of the share capital and ownership of the Company. The Transferors have legally paid the contribution in the Company and the shareholders of the Company do not have any false payment of contribution or illegal withdrawal of the contribution. Except for those provided in the disclosure schedule, there is no trust or proxy on the shares of the Company. The shares of the Company do not have any mortgage, pledge, option or other similar rights.

2. Authorization and Legitimacy of the Transaction.

(a) Authorization. The Transferors and the Company has the power to execute, deliver and perform this Agreement and other transaction documents to which it is a party (“Other Transaction Documents”). The Transferors and the Company do not need to obtain any approval from any government authority or other organizations and are not required to file for execution, delivery and performance of this Agreement and Other Transaction Documents and the transactions contemplated thereunder.

(b) Binding. The Agreement and Other Transaction Documents, once executed, shall be legally binding on the Transferors and the Company.

(d) No Breaching. When the Transferors and the Company execute and deliver the Agreement and Other Transaction Documents and perform its obligations thereunder, there is no (i) breach or inaction of any articles of association; (ii) contract obligations binding on it or its assets, or contract to which it is a party that will cause it to breach or any inaction, or acceleration of its contract obligation; (iii) breach or non-performance of any laws, regulations, rules or judgment that are binding on it.

(e) No Commission. Except for those are disclosed in the disclosure schedule, there is no one that has right to charge any broker’s fee, finder’s fee or commission.

3. Compliance

(a) Compliance with Law

The Company’s business in all essential aspects has complied with all applicable laws and regulations. The Company’s directors, executives and management in their course of business, have not conducted any action that may violate the laws or cause material torts. The Transferors have never conducted any illegal activities that may cause material adverse effect on Company’s ability to complete this Transaction or conduct its business. All contract obligations that the Transferors or the Company is a party to or is binding on Transferors or the Company are legal and do not violate any laws.

(b) License. The Company has obtained all permits, approvals, authorizations and licenses that are necessary for the business the Company is conducting or is expected to conduct. The Company does not breach or has inaction of obligation that is required by such permits, approvals, authorizations and licenses. All such necessary permits, approvals, authorizations and licenses continue to be effective and is not affected by this Transaction.

(c) Government Authority. Except for those are disclosed in the disclosure schedule, there is no litigation or investigation launched by any government authority or other entity that may limit or prohibit or in any way obstruct the transaction under the Agreement or directly or indirectly through laws or regulation prohibit or substantially limit the Company’s current business, and there is no any unauthorized or illegal donation or payment by the Company.

4. Assets

Except for those are disclosed in the disclosure schedule, the Company legally owns all its assets and there is no any mortgage, pledge, option or other priority rights on the assets. The Company has provided all true and complete lease contracts to the Transferee regarding the real estate and other material leased assets. The Company has complied with all such contracts and has legal right to use the leased assets.

5. Material Contracts and Transactions

(a) Performance of Contracts. Pursuant to the Company’s reasonable expectation, Except for those are disclosed in the disclosure schedule, any material contract that the Company is a party to or is binding on the Company would not be un-performable due to causes of the Company’s side.

(b) Effect of the Transaction. Any contract related to the Company does not contain a term that provides if the Company executes the Transaction Documents, the contract would be terminated, or the Company’s rights and obligations under such contract would be materially adversely affected, or causes the Company loses any major customer or supplier.

(c) Related Parties Transactions. Except for those are disclosed in the disclosure schedule, the Company does not have any related parties transaction or contract; Except for those are disclosed in the disclosure schedule, there is no debts, contingent debts, promise to offer loans, credits or guarantee between the Company and the related parties; there is no any material adverse effect on the Company’s assets or business caused by the related parties. Any contract between the Company and the related parties is executed preferable to the Company.

(e) Authorization to Execute the Contract. The Company has not provided any power of attorney to authorize any person to execute contract or other form of authorization, regardless it has become effective or not, except the authorization to its employees that is necessary for them to perform their duty to execute daily operational contracts.

6. Financials

(a) Financial Statements. Before the Closing Date, the Company shall have provided to the Transferee the financial statements of 2010, 2011 and 2012 up to now. The financial statements shall fairly reflect in all material aspects the Company financial situation, operation results and cash flow of the Company pursuant to the PRC accounting principles. The financial statements shall include an audit report made by the accounting firm accepted by the Transferee in accordance with the PRC accounting principles.

(b) Taxation and Accounting. All taxation shall be drawn and accounted in the financial statements pursuant to the PRC accounting principles, including deferred tax or interim tax at the end of or before the accounting period, including but not limited to the tax the Company has been levied or may be levied at any time.

(c) Special Financial Arrangement. Except for those are provided in the notes in the financial statements, the Company does not have any arrangement out of the balance sheet.

(d) Financial Obligation. Except for those are provided in the financial statements or in the disclosure schedule, the Company does not have any debt, contingent or not.

(e) No Accelerated Loan (except by the third party’s breach). Except for those are disclosed in the disclosure schedule, the Company does not have any debt that has been matured, or claimed to be matured, or receive any notice or request to repay debt before the normal due day.

7. Taxation

(a) The Company has paid all tax that is due or requested to pay, and relevant material balance, sub-tax, interest and fine, but not including the tax that the Company has submit discrepancy on a bona fide basis and has set aside funds for pursuant to the PRC accounting principles;

(b) Except for those are disclosed in the disclosure schedule, the Company has filed or procured to file all important revenue for taxation (including all applicable deferred revenue), and all such revenue is accurate and complete;

(c) as for all such revenue for taxation, (i) there is no tax difference that has not been evaluated pointed against the Company or to the knowledge of the Company, or (ii) there is no audit on process on revenue for taxation, or valid extension when recording or is going record revenue for taxation, or agreement or waiver of rights regarding taxation evaluation or extension of payment;

(d) all important aspects of indebted item of taxation in the Company’s financial statement have been recorded pursuant to the PRC accounting principles; all debts related to taxation of the Company on or before the Closing Date has been fully recorded on the financial statement.

8. Operation

(a) Except for those are disclosed in the disclosure schedule, before the Closing Date, there is no:

(i) interruption or change of, or inability to continue legal, normal and regular essence, scope or method of Company’s business;

(ii) compared to the disclosures in the financial statements, any material change of Company’s relationship with customer, assets or debts;

(iii) failure to pay the due payment that is more than RMB 100,000 to the creditors in Company’s normal business course;

(v) any assets acquisitions, selling, transfer or disposition by the Company except than those are conducted in normal business course and the transaction under the Transaction Documents;

(vi) any capital expense or commitment more than RMB 100,000;

(vii) in order to raise the annual remuneration of the CEO, directors or senior executive, payment or distribution of salary, bonus, compensation or other measures that is more than their annual monetary compensation or interest at the end of accounting period;

(viii) new service agreement which annual expense is more than RMB 100,000 by the Company, or change any service term of management or senior executives before the Closing Date provided that the Company does not have the obligation to do so;

(ix) any transaction or event, regardless occurred separately or along with others, which increases or may increase the Company’s taxation, but not including the income tax, sale tax, or business taxes due to actual revenue that the Company generates from normal business course;

(x) any un-insured damages, harms or losses to the Company’s assets that have material adverse effect on the Company’s current business or the business that Company is expected to conduct;

(xi) waiver of the valuable rights or all or part of material debts by the Company;

(xii) any material change or amendment on the material contract binding on the Company;

(xiii) resignation or possible resignation by or termination of employment of the Company’s core management team or senior executives; Except for those are disclosed in the disclosure schedule, the Company’s core management team or senior executives do not serve in any other entity;

(xiv) declaration or payment of dividends or other distribution by the Company, or

(xv) any agreement or commitment that the Company entered into regarding the items under this Section 8(a).

9. Proceedings

(a) No Proceedings. Except for those are disclosed in the disclosure schedule, the Company or any of its senior executives or directors does not engage in or wait for, or receive or notice of any litigation, investigation or claims (“Proceedings”) that may affect performance of their duties in the Company, regardless as plaintiff or defendant or a third party. To the knowledge of the Company and the Transferors, there is no any fact or event that may bring proceedings or cause potential proceedings that are aimed to the Company or any of its senior executives or directors and has material adverse effect on them (based on reasonable expectation).

(b) Solvency. There is no resolution or decree to request the Company to dissolve or liquidate. There is no freeze, detaining or other administrative or judicial limitation on any of the Company’s assets. The Company does not lose the ability to repay any matured debts.

10. Labor

(a) Employees’ Welfare. The Company has paid all social security fee for all employees in accordance with relevant laws. Except for those are disclosed in the disclosure schedule, the Company does not maintain or pay any employees’ welfare plan or assume any liability.

(b) Labor. The Company does not participate in any illegal labor relationship. There is no any pending or potential labor dispute or arbitration aimed against the Company and there is no owing to employees’ statutory social security and welfare. Except for those are disclosed in the disclosure schedule, to the knowledge of the Transferors and the Company, the senior executives and the employees are not intended to terminate labor contract with the Company. The Company does not discuss or take any measures to terminate labor contract with the senior executives, key employees or employee group.

11. Intellectual Properties

(a) Except for those are disclosed in the disclosure schedule, the Company is the owner of or has the license to use or has right to sell to or license other to use the intellectual properties that are necessary for Company’s current business or business that the Company is expected to conducted.

(b) None of the Company’s intellectual properties is governed by any judgment or degree, or has any pending or potential litigation, investigations, claims or request that may affect the legitimacy, enforceability, use right or ownership of the Company to the knowledge of the Company.

(c) The disclosure schedule has listed all intellectual properties license, sub-license, distribution or other agreement the Company is a party to and the Company has fulfill all obligations in them. To the knowledge of the Company, there is no breach or non-performance of the agreements by other parties. The intellectual properties listed in the disclosure schedule are legal, enforceable and effective.

(d) Except for those are disclosed in the disclosure schedule, the intellectual properties that the Company is using, developing, selling, licensing or is provided, licensed, sold by other parties do not infringe others’ intellectual property right.

(e) Except for those are disclosed in the disclosure schedule, there is no pending or potential litigations to the knowledge of the Company aimed to the Company regarding the intellectual properties that the Company is using, selling or licensing.

(f) Except for those are disclosed in the disclosure schedule, to the knowledge of the Company, there is no one infringing the Company’s intellectual properties in any way.

(g) There is no current or previous employee of the Company who claims the Company is using his/her intellectual properties and requests for remedies.

(h) Except for those are disclosed in the disclosure schedule, the Company has not signed is bound any agreement under which the Company may need to pay any license fee.

(i) To the knowledge of the Transferors and the Company, employees whose position is higher than department manager, have not breached any patent or intellectual property agreement, or provisions regarding intellectual property ownership, confidentiality, disclosure in labor agreement and other agreements. To the knowledge of the Transferors and the Company, any senior employees or executives do not breach any labor agreement or other agreement related to labor relationship.

(j) There is no trade secret (depending on its value and regardless of its place) that has been disclosed to anyone other than the Company’s employees, representatives and agents, unless: (1) the disclosure is necessary for patent application, or (2) the disclosure is made during normal business course and the receiver is requested have a confidential obligation and shall not use or disclose such trade secret other than the purpose of disclosure. The Company does not breach the obligations related to the confidential information provided by the third party.

(k) The Company’s business does not need to use the intellectual properties owned by the Company’s directors, senior executives, employees (or the person the Company is intended to employ) or consultants.

12. Disclosures

No Misrepresentation. Any of representations, warranties and declarations (oral or written) made by or attachments, schedules and certificates provided by any of the Transferors and the Company related to this Agreement or Other Transaction Documents or the transactions there under, does not contain any misrepresentations or omission of material fact, and based on the circumstance when the representation is made, all representations is not misleading.

Schedule 2 Representations and Warranties by the Tranferee

Unless otherwise provided, the terms in this attachment shall have the same meaning as they are in the Agreement.

1. The Transferee is legally incorporated and validly existing company with complete qualifications under the Law of the PRC. The Transferee has full right to own and operate its assets and the business as recorded in its business license.

2. The Transferee has the power to execute, deliver and perform this Agreement and other transaction documents to which it is a party, and:

(a) it has not breached and has fulfill any provisions of the Transferee’s internal management document;

(b) it has obtained approval or consent from or filed with or notified government authority or other third party as required by the Transaction Documents;

(c) execution of this Agreement and Other Transaction Documents would not conflict with or breach any contract provisions or conditions that the Transferee is a party to (or constitute breach via issuance of notice or as time passes).

3. The Transferee has the power and authority to execute, deliver and perform this Agreement and other transaction documents. The Transferee’s execution, delivery and performance of this Agreement has been duly authorized, and once the Agreement and other transaction documents are executed, they are legal, valid and binding on the Transferee and is enforceable against the Transferee, except that such enforcement is limited by bankruptcy, insolvency, restructure or deferred payment laws that generally govern the creditors’ rights.

4. The funds that the Transferee contributes to the Company derive from legal source.

Schedule 3 Company Detail Information

Beijing NationSky Network Technology Co., Ltd.

1. Registered Address

2. Incorporation Date

3. Registration No.

4. Shareholders, contribution and shareholding ratio prior to the Transaction under the Agreement:

Unit: RMB

Shareholder	Contribution (RMB)	Shareholding
Shuli Hou	19,420,000	97.1%
Wen Yang	580,000	2.9%
Total	20,000,000	100%

5. Shareholders, contribution and shareholding ratio after closing of the Transaction under the Agreement:

Unit: RMB

Shareholder	Contribution (RMB)	Shareholding
Shuli Hou	18,000,000	45%
Beijing Technology	22,000,000	55%
Total	40,000,000	100.00%

Schedule 4

Contribution Transfer Agreement

Pursuant to the resolution of Beijing NationSky Network Technology Co., Ltd. (the “Company”), Wen Yang and Shuli Hou (the “Transferors”) and Beijing NQ Technology Co., Ltd. (the “Transferee”) have reached an agreement regarding transfer of contribution in the Company as follows:

1.	Wen Yang agrees to transfer all his contribution of RMB 580,000 in the Company to the Transferee;

2.	The Transferee agrees to accept the contribution of RMB 580,000 in the Company from Wen Yang;

3.	Shuli Hou agrees to transfer all his contribution of RMB 1,420,000 in the Company to the Transferee;

4.	The Transferee agrees to accept the contribution of RMB 1,420,000 in the Company from Shuli Hou;

5.	The Transfer shall be taken place on May 12, 2012 (the “Transfer Day”). Since the Transfer Day, the Transferors shall not have any rights and obligation of the transferred contribution in the Company and the Transferee shall take the rights and obligation of the transferred contribution;

6.	This Agreement shall be effective upon execution by the Transferors and the Transferee.

Transferors:

Shuli Hou (ID No.: 342623197211205719): /s/ Shuli Hou

Wen Yang (ID No.: 220102197106013370): /s/ Wen Yang

Transferee:

Beijing NQ Technology Co., Ltd.(Corporate seal)

Address:

Legal Representative: /s/ Yu Lin

Date: May 12, 2012

Schedule 5

To: Beijing NQ Technology Co., Ltd

Beijing NationSky Network Technology Co., Ltd.

From: Shuli Hou

Date: May 12, 2012

Letter of Commitment

On May 2, 2012, Agreement of Capital Increase and Stock Transfer (hereinafter referred to as “Agreement of Capital Increase and Stock Transfer”) was entered into among Beijing NQ Technology Co., Ltd. (“Investor”), Shuli Hou and Wen Yang, according to which Shuli Hou as the person making commitment (hereinafter referred to as the “Promisor”) and the core management staff of the company hereby covenants to investors and the company as follows:

1.1	During the period when Promisor holds a position in the group company and within one year after the company or all or any existing or future subsidiaries of it (“Group Company” ) realizes the qualified initial public offering in China, Promisor shall devote all his working time and energy to serve the Group Company and shall not engage in any part-time job or invest in and manage other entities; Unless the application for departure has been approved by the Investor or Investor makes arrangements otherwise.

1.2	During the period when Promisor holds a position in the Group Company and within 2 years after he quits the position in the Group Company, Promisor agrees that he will not (also will not allow his associates to) receive or gain any interest or position from any individual, enterprise, partnership enterprise or other enterprise, entity or organization whose business is in competition with that of the company, or provide any consultation or service or other kind of assistance (for example, engage in or assist any individual and entity to engage in the business same as or similar to the business being carried out or to be carried out as determined by the board of directors from time to time by the company) to these individual, enterprise, partnership enterprise or other enterprise, entity or organization.

1.3	During the period when Promisor holds a position in the Group Company and within 2 years after he quits the position in the Group Company, Promisor shall neither instigate/abet, solicit and attempt to employ or employ any current employee of the company (including those employed by the Group Company within six months prior to and after the date of termination of employment relationship between Promisor and the group company), nor help any other individual or entity carry out similar employment, or encourage any employee of the Group Company to terminate his or her employment relationship with the group.

1.4	During the period when Promisor holds a position in the Group Company and within 2 years after he quits the position in the Group Company, Promisor shall not transfer or attempt to transfer from the Group Company the business conducted between the Group Company and its customers and prospective customers and the accounts occurred during the period of his employment.

[The remainder of this page is left blank intentionally.]

[Signature Page of Letter of Commitment]

IN WITNESS WHEREOF, the following parties hereby confirm the matters stated in the Letter of Commitment by signature.

Company: Beijing Nationsky Network Technology Co., Ltd.

(Corporate seal)

Legal Representative:	/s/ Shuli Hou

Promisor:	/s/ Shuli Hou
Shuli Hou

Schedule 6

List of Member of Core Team and Senior Executives

No.	Name	Positions
1	Shuli Hou	General Manager
2
3
4
5
6
7
8
9
10
11
12

Schedule 7 Labor Contract

Labor Contract

Party A: Beijing Nationsky Network Technology Co., Ltd.

Party B: Shuli Hou

Date: May 18, 2012

Labor Contract

Party A: Beijing Nationsky Network Technology Co., Ltd. Domicile: Room 505, Tower C, No.9 Shangdisan Street, Haidian District, Beijing	Party B: Shuli Hou Gender: Male Education Background: College ID No.: 220102197106013370

Legal Representative: Shuli Hou	Account Nature: Town

Location of Personal File:

Registered Permanent Residence: Room 1301, Unit 6, No.2 Building, 3rd zone of Caoqiaoxinyuan, Fengtai District, Beijing

Current Residential Address:

Post Code:

In accordance with the Labor Law of the People’s Republic of China, Labor Contract Law of the People’s Republic of China as well as relevant laws and regulations, Party A and Party B agree to enter into this Contract voluntarily after equal consultation and to abide by the terms and conditions set forth herein.

I. Term of the Contract

Article 1	This Contract falls into the category of the contract with fixed term. The term of the Contract is three years and one month, commencing from May 18, 2012 and ending on June 17, 2015; there is no probation period. Before the expiration of the probation period, the department manager shall make appraisal of Party B, which shall be reported and subject to the review of the human resource department and the approval of general manager, after which Party B shall become a regular worker; the longest probation period shall not exceed six months.

During the probation period, if Party B is proved to be not in conformity with the condition of employment in the opinion of Party A, Party A may terminate the labor contract after making explanation to Party B. The so called “non-conformity with the condition of employment” includes but is not limited to: disqualification of Party B in terms of physical examination, incomplete procedures of the employment of Party B, Party B’s incompetence to satisfy the standard or the corresponding requirement of the post to be taken by him, Party B’s failure to pass the background survey conducted by Party A or falsification during the survey, or any other situation which do not accord with the requirement of this position in the opinion of the person in charge. All of these can be the reasonable, legitimate and indisputable reasons for Party A’s termination of this Contract with Party B.

Party B shall notify Party A three days in advance if he wants to terminate this Contract during the probation period.

II. Working Place and Job Description

Article 2	Working Place of Party B: Beijing; Party B agrees to take the post of manager according to Party A’s operational needs. The job responsibility, duties commensurate with such positions, task and working target (principle of responsibility) of Party B shall be determined based on the job specification of the position or the relevant provisions of Party A.

Article 3	According to the needs of the production and business operation of Party A and through negotiation between the parties, Party A can change the position of Party B. Party B shall obey the management and arrangement of Party A, accomplish the working tasks assigned by Party A within the required time. Party A will organize regular performance appraisal, if Party B fails to meet Party A’s job requirements, Party A can transfer Party B to another position or have him wait for job assignment.

III. Labor Protection and Working Conditions

Article 4	The average daily working hours of Party B are eight hours and the average weekly working hours are not more than 40 hours. In the event that Party A arranges Party B to work overtime, it shall comply with the provisions of laws and regulations and pay overtime.

Article 5	Party A shall provide Party B with necessary working conditions and tools, establish and perfect the technological process of production, formulate norms of operation, system and standard of the safety and health of labor.

Article 6	Party A will arrange Party B to perform health examination every year.

Article 7	Party A shall be responsible for the education and training of Party B in terms of political thought, vocational ethics, business technology, labor safety, public health and the relevant rules and regulations of Party B.

IV. Remuneration

Article 8	The wage rates shall be determined by Party A according to the working ability, achievement and position of Party B (for specific standard of salary please see the “System of Employee’s Salary”); Labor remuneration adopt the principle of floating, which is not less than the minimum wage rates prescribed by the state. In the event that Party B gets promoted or demoted or transferred for the reason of operational need or personal ability, the amount of wages of Party B shall be assessed and determined based on the department and the post of Party B, which shall be in conformity with the relevant provisions of the company. During the period of waiting for job assignment, Party A will pay to Party B the minimum wage rate of the year as stipulated by relevant regulations of the city.

Article 9	The (monthly) salary of Party B shall be RMB 30,000 before deducting tax, which shall be paid by Party A on the every 10th day of the following month. The payment will be accordingly postponed in case of encountering the holiday.

V. Insurance and Benefit

Article 10	Party A shall maintain the social insurance for Party B in accordance with the relevant provisions of the state and the city. The part of the fees which shall be borne by Party B will be withheld and paid by Party A from the salary of Party B (the proportion and amount withheld will be made known to Party B when paying salary).

Article 11	The benefits which Party B can enjoy in case of sickness or non work-related injury will be in conformity with the relevant stipulations of the state and the city.

Article 12	The benefits which Party B can enjoy in case of occupational disease or work-related injury will be in conformity with the relevant stipulations of the state and the city.

Article 13	Party A shall provide Party B with the following benefits:

Article 14	Party B shall be entitled to annual leave with pay after he has already worked for a full year, the specific provisions of which are contained in the System of the Management of Employees’ Attendance and Holiday.

VI. Education and Training

Article 15	Party A is under obligation to provide education and training to Party B in terms of vocational ethics, professional skill, discipline and norm, etc. Party B has the obligation to accept such education and training. In the event that Party A provides fund and assigns Party B to receive professional training at home and abroad, both parties shall enter into an additional training agreement which shall explicitly stipulate the time, place, content and cost of the training and the period of service, etc. The training agreement constitutes the effective attachment hereto. In case of any inconsistency between this Contract and the training agreement, the training agreement shall prevail.

VII. Labor Discipline

Article 16	Party A shall formulate its rules and regulations in accordance with regulations of the state, which Party B shall consciously comply with. Party B shall obey Party A’s management, take good care of Party A’s property, abide by vocational ethics, actively take part in the training organized by Party A and improve his professional skills.

Article 17	In case Party B violates the labor discipline of Party B, depending on the seriousness of the situation, Party A is entitled to impose disciplinary sanctions or economic penalties on Party B or even terminate this Contract pursuant to the relevant laws and regulations of the state and the rules and regulations of Party A.

VIII. Modification, Rescission, Termination and Renewal of Labor Contract

Article 18	Under any of the following circumstances, Party A and Party B shall modify the labor contract and promptly perform the formalities of the modification of it:

1)	Consensus has been reached between both parties;

2)	The objective circumstances based on which this Contract is concluded have substantially changed, which renders the performance of this contract impossible;

3)	The laws, regulations and rules relying on which this Contract is concluded have changed.

Article 19	In case either party requires to modify this Contract pursuant to the provisions of Article 18 (2), it/he shall send written notice of such requirement to the other party, to which the other party shall reply in writing within 15 days, the failure of which shall be deemed as disagreement to the modification of this Contract.

Article 20	This contract can be terminated through consultation between both parties.

Article 21	Party A may terminate this Contract without paying any economic compensation to Party B under any one of the following situations, i.e. if Party B:

1)	fails to satisfy the employment conditions during the probation period;

2)	gravely violates the labor discipline or the rules and regulations of Party A, under which situation Party A is entitled to terminate the labor contract pursuant to the rules and regulations of Party A or this Contract;

3)	discloses the confidential information of the company, or conducts other behavior contrary to the interests of the company;

4)	conducts serious dereliction of duty or jobbery which damage the interests of Party A;

5)	is transferred to another position due to the operational needs and fails to perform work handover which causes significant losses to Party A;

6)	is prosecuted according to law for criminal liability;

7)	causes dissatisfaction of customers or clients due to his bad working attitude, which give rise to bad influence;

8)	simultaneously establishes labor relationship with other employer, which affect his completion of the task of Party A or refuses to correct as required by Party A;

9)	concludes the labor contract with Party A by means of fraud which renders the labor contract invalid.

Article 22	This Contract shall terminate under any of the following circumstances:

1)	Party B reaches the mandatory age for retirement or completely loses capacity to work or dies;

2)	The labor contract expires;

3)	Party A goes bankrupt or dissolves in accordance with the law;

4)	Other circumstances stipulated by laws, regulations and rules.

Article 23	Under any one of the following circumstances, Party A may terminate this Contract provided that it shall notify Party B in writing 30 days in advance:

1)	Party B is sick or is injured for a non-work-related reason and is unable to engage in his original position or any other position arranged by Party A after the expiration of the prescribed period of medical treatment or Party A cannot arrange any other position due to Party B’s inconformity with the regulations of the state and the city on engaging in the position of relevant industry or type of work.

2)	Party B is not competent for the job and still is not up to the job after training or adjustment of position;

3)	The objective conditions based on which this Contract is concluded have substantially changed which renders the performance of the original contract impossible. Moreover, Party A and Party B fail to reach an agreement through consultation with regard to the modification of the labor contract.

Article 24	During the period of statutory consolidation facing bankruptcy or when the production and business operation of Party A suffers serious difficulties, if it is truly necessary for Party A to layoff more than 20 employees or although the number of the employees is less than 20, it accounts for over 10% of the total number of employees, Party A shall make explanations to all employees 30 days in advance and may terminate this Contract after reporting its plan to the administrative department of labor.

Article 25	Party A shall not terminate this Contract according to Article 23 and Article 24 hereof under the following circumstances, i.e. if Party B:

1)	has been confirmed as having lost or partially lost his capacity to work due to an occupational disease or a work-related injury;

2)	has contracted an illness or sustained a non-work-related injury and the proscribed period of medical treatment has not expired;

3)	is a female who is in her pregnancy, confinement or lactation period;

4)	has been working for Party A consecutively for not less than 15 years and there is less than 5 years away from his mandatory age for retirement;

5)	Other circumstances stipulated by laws and administrative regulations.

Article 26	Under any of the following circumstances, Party B may terminate the labor contract at anytime upon notifying Party A, except which Party B shall notify Party A in written form 30 days in advance in case he desires to terminate the labor contract:

1)	The probation period has not yet expired and Party B has completed the handover of work;

2)	Party A forces Party B to work by means of violence, threat, imprisonment or illegal restriction of personal freedom;

3)	Party A fails to pay the full amount of labor remuneration on time or provide the labor protection or work conditions as stipulated in the labor contract;

4)	Party A fails to pay society insurance premium for Party B as required by law;

5)	The rules and regulations of Party A are contrary to any law or regulation and impair the rights and interests of Party B;

6)	Party A enters into the labor contract with Party B or has this Contract modified by means of fraud, threat or taking advantage of Party B’s precarious situation, which is against the true intention of Party B.

Article 27	When the economic losses caused to Party A by Party B are yet to be settled or during the period when Party B is being reviewed for other reasons, Party B shall not terminate this Contract pursuant to the provisions hereof.

Article 28	This Contract can be renewed after expiration of the term through the negotiation between Party A and Party B. In case neither party desires to renew this Contract, a written notice must be given to the other party 30 days ahead of time. Except that Party A and Party B have reached agreement on the service period.

Article 29	In case of any of the following situations, this Contract shall be renewed and the formalities of renewal shall be performed timely:

1)	both parties agree to renew the labor contract;

2)	after the expiration of this Contract, the parties do not perform the formalities of termination of the labor contract and the employment relationship between them still exists and Party B require to renew the labor contract.

Under the situation in Article 29 (2), in case the parties fail to reach an agreement after consultation concerning the term of the renewed labor contract, the term shall not be less than 12 months from the date of execution; Party A shall enter into the labor contract of non-fixed term with Party B when he satisfies relevant conditions.

Article 30	After rescission or termination of the labor contract, Party B shall timely transfer out his personal files. Otherwise, Party A shall have the right to transfer the same to the labor department of Party B’s registered permanent residence according to the regulations of the state.

IX. Ownership of the Technological Achievements

Article 31	During the term of this Contract, the patent, copyright and other intellectual property of the achievements accomplished by Party B in performing his official duty or principally by making use of Party A’s material and technical conditions and the resources collected from customers as well as other working achievements shall be owned by Party A. Party A shall have the right to apply for and obtain the patent in its own name and make unified management of the achievements.

Article 32	Party B must abide by the relevant provisions of Party A on keeping commercial and technical secret.

X. Economic Compensation and Indemnification

Article 33	In case Party A terminates this Contract in violation of the provisions hereof and brings damage to Party B, it shall be liable for compensation in accordance with the relevant regulations of the state.

Article 34	Under any of the following circumstances, Party A shall pay economic compensation to Party B at the rate of one month’s wage for each full year based on the number of years he has worked for Party A or his average monthly wage for the 12 months prior to the rescission or termination of this Contract. Any period of more than six months but less than one year shall be counted as one year. The economic compensations payable to Party B for any period of less than six months shall be one-half of his monthly wages.

1)	This Contract is terminated by Party A through negotiating with Party B;

2)	Party B is not competent for the job and still is not up to the job after training or adjustment of position;

3)	Party B is sick or is injured for a non-work-related reason and is unable to engage in his original position or any other position arranged by Party A;

4)	The objective conditions based on which this Contract is concluded have substantially changed which renders the performance of this Contract impossible. Moreover, Party A and Party B fail to reach an agreement through consultation with regard to the modification of this Contract

5)	Party A cuts down employees.

Article 35	If Party A fails to pay economic compensation to Party B after it terminates this Contract, it shall pay such compensation within the time limit as ordered by administrative department of labor. If payment is not made within the time limit, Party A shall pay an extra compensation at a rate of 50 percent of the payable amount in addition to the full payment of the economic compensation.

Article 36	In case Party A terminates this Contract according to Article 23 (1) hereof, it shall pay medical subsidy at the amount of not less than six month’s salary to employees and an additional 50% of the medical subsidy to the ones suffered serious disease and an additional 100% of the medical subsidy to the ones suffered incurable disease.

Article 37	In the event that Party A terminates the labor contract in violation of the stipulation hereof or the labor contract is invalid for Party A’s reason which bring damage to Party B, Party A shall bear the liability for compensation based on the extent of losses.

Article 38	Party B’s Liability for Breach of This Contract:

1)	Party B shall bear the liability of indemnification if he violates the provisions of laws or the rules and regulations of the company and causes direct economic loss to (the production and operation of) Party A;

2)	Party B shall bear the liability of indemnification if he divulges the technical or commercial secrets of the company to others and causes economic losses to Party A;

3)	Party B shall bear the liability of indemnification if he terminates the labor contract in violation of the Labor Law of the People’s Republic of China and the provisions hereof and causes losses to Party A;

In case Party B is employed by Party A, Party B shall bear the cost of recruiting and employing him; In case Party A funds Party B to receive training, while Party B breaches the agreement on service period, Party B shall compensate Party A for the actual training expenses, unless otherwise agreed by both parties.

Article 39	If Party A has sustained economic losses as a result of Party B, Party A shall have the right to require Party B to make indemnification. In case Party B has no ability to indemnify Party A in a lump sum, Party A shall be entitled to deductions from his remuneration month by month. The amount of monthly deduction shall not exceed 20% of Party B’s monthly salary.

Article 40	Party B shall not have meals, seize things, demand commission and articles by taking advantage of his position. In case of violation, the labor contract shall be terminated and the violator shall be imposed penalty which is five times the value. All the properties collected by Party B during his performance of official duties shall be handed over to the corresponding department of Party A.

XI. Miscellaneous

Article 41	Miscellaneous

1.	Party A shall have the right to terminate this Contract in advance in the event that the personal data or personal documents provided by Party B before he takes the post are not consistent with the information recorded in the file and Party B fails to provide effective proof.

2.	Agreement of Intellectual Property, Non-Disclosure and Non-Competition must be concluded with the chief executive or other employees of the same ore higher level as well as the employees relating to the important commercial secrets and technology.

Article 42	Matters unmentioned herein shall be settled according to the relevant regulations of the state and the company.

Article 43	Settlement of Labor Disputes - Disputes arising from the performance of this Contract shall be firstly settled through negotiation between the parties. In case no settlement can be reached, either party can submit relevant disputes to Labor Dispute Arbitration Committee for arbitration within 60 days since the day the dispute arises. The party who is dissatisfied with the arbitral award can file a complaint in people’s court.

Article 44	This Agreement is made in two originals with each party holding one original. Both originals are equally authentic which shall take effect as of the date of being signed or stamped by the parties.

Article 45	The attachments hereto are as follows: Agreement of Intellectual Property, Non-Disclosure and Non-Competition and all rules and regulations of the company, which shall have the same legal effect with the terms of this Contract.

Article 46	All the rules and regulations of Party A have been formally passed through at the congress of staff and worker of the company and have been made known to Party B by Party A. Party B has carefully read them and is willing to comply with them.

Party A: Beijing Nationsky Network Technology Co., Ltd.(Corporate seal)

Legal Representative: /s/ Shuli Hou

Date: May 18, 2012

Party B: Shuli Hou

Signature: /s/ Shuli Hou

Date: May 18, 2012

Attachment 1:

Modification to Labor Contract

Though negotiation, the parties agree to make the following modifications to this Contract: Party A (Seal) Party B (Signature) Legal Representative or Authorized Representative (Signature) Date

Attachment 2:

Renewal of Labor Contract

The category of the renewed labor contract is the one with                      term, the effective date of the renewed contract is                            , ending on                           , the terms of the original contract remain binding upon parties.

Party A (Seal)         Party B (Signature)

Legal Representative or

Authorized Representative (Signature)

Date

Attachment 3:

Other Matters Agreed upon between the Parties

Through negotiation, the parties agree as follows:

Party A (Seal)         Party B (Signature)

Legal Representative or

Authorized Representative (Signature)

Date

Exhibit 1

Agreement of Intellectual Property, Non-Disclosure and Non-Competition

This Agreement is entered into by the following parties on May 12, 2012

(1)	Beijing Nationsky Network Technology Co., Ltd., (hereinafter referred to as “Party A”), a limited liability company incorporated and existing under Chinese laws, at the address of: .

(2)	Shuli Hou, (hereinafter referred to as “Party B”), the citizen of the People’s Republic of China.

Whereas, Party B is the employee of Party A who is exposed to the various studies, achievements and the trade secrets of Party A in respect of technology, market and customers, etc. In order to protect the intellectual property and trade secrets of Party A and safeguard the interests of both parties hereto, the parties reach this Agreement as follows:

Article 1 Intellectual Property

1.1	Employee-Developed Technology. During the period of Party B’s employment with Party A and within 3 years after the termination of the employment relationship, all technological achievements including but not limited to discoveries, inventions, ideas, concepts, processes, products, methods and improvement or the part thereof (hereinafter collectively referred to as the “Technological Achievements”) which are related to Party A’s business, products, programs and services and conceived, developed or completed by Party B independently or jointly with others, whether or not they can be or have been protected by intellectual property laws and no matter in what form, shall be the technologies created in carrying out the official duties of Party A and shall be the absolute properties of Party A. All rights subsisting therein including intellectual property shall be owned by Party A.

1.2	Preservation of Data. Party B agrees to record and preserve the Technological Achievements developed by him independently or jointly with others during his employment with Party A in the format or methods specified by Party A. These data are the absolute properties of Party A which shall be accessible and available to Party A at any time.

1.3	Application for Patent and Copyright. Party B agrees to help Party A or the person designated by it, at the cost of Party A, adopt various appropriate methods to ensure Party A’s interests in the above-mentioned Technical Achievements or related intellectual property in any country, including the disclosure of all relevant information and data to Party A and execution of all relevant legal documents. Party B agrees that all the relevant legal documents signed by Party B in performing its aforesaid obligations shall continue to be valid after termination of his employment relationship with Party A. If Party B is unable to sign the relevant legal documents as a result of his spiritual or physical condition or for any other reasons, Party B agrees to appoint Party A or the legally authorized official or agent of Party A as his representative to sign the relevant legal documents or carry out other behaviors permitted by law in the name of Party B or for Party B for the purpose of obtaining the patent, copyright or other intellectual property. The behavior of the aforesaid designated person shall be equally valid as that of Party B. Party B’s designation is irrevocable.

1.4	Others. Any assignment or license of the above-mentioned Technology Achievements must be conducted in the name of Party A and license fee, transfer fee and relevant fees shall be collected by Party A. Party B shall have no right to transfer or license the Technology Achievements to other enterprises, organizations and individuals for use. The right to apply for patent and software registration of the Technological Achievements shall be enjoyed by Party A, the assignment of which shall be made in the name of Party A. The revenue obtained from the assignment shall be the operating income of Party A.

1.5	Prior Achievements. Party B shall set forth in Attachment 1 hereto all inventions, the original work which he owns the copyright subsist therein, development and improvement and trade secrets (collectively referred to as the “Prior Achievements”) relating to Party A’s business, products, research and development which have been obtained and owned by Party B before he is employed by Party A and have not been transferred to Party A. Party B agrees that the absence of the aforesaid attachments represents that Party B does not own any of the above “Prior Achievements”. During the term of Party B’s employment with Party A, if Party B incorporates any “Prior Achievements” possessed by him or in which he has interests into Party A’s products, processes or machines, then Party B agrees to grant Party A the nonexclusive, irrevocable, perpetual and global license and permit Party A to produce, modify, use or sell the “Prior Achievements” which are the part of or related to the aforesaid products, processes or machines, and Party A needs not to pay any fee to Party B for this purpose.

Article 2 Non-Disclosure

2.1	Party B agrees that, during the existence of the employment relationship between Party B and Party A and at any time after the termination of the employment relationship, he will not directly or indirectly disclose any confidential or proprietary information in relation to Party A’s business and employees (including but not limited to technology, finance and marketing, etc.) (“Confidential Information”)in any way to any other party (including but not limited to natural person, company, partnership, other enterprise, entity or organization, etc.).

2.2	“Confidential Information” means any proprietary or confidential, tangible or intangible materials belonging to Party A which are known to Party A through or due to his employment relationship with Party A. The above information will be treated as Confidential Information, regardless of whether they are owned or developed or readily to be developed by Party A. “Confidential information” including without limitation to:

2.2.1	The archives of Party A, including but not limited to all contracts, personnel file, administrative documents, list of supplier, etc possessed by Party A;

2.2.2	Technical Data of Party A, including but not limited to all the development plan, development outline, technical documents, technical data, drawings, algorithms, models and corresponding technical articles and technical reports;

2.2.3	Sales Materials of Party A, including but not limited to quality management methods, pricing methods, sales methods, customer data etc. possessed by Party A;

2.2.4	Financial Information of Party A, including but not limited to the information about the opening bank, shareholders, investment background of Party A as possessed by Party A;

2.2.5	All Intellectual Property of Party A (whether owned exclusively by the company or jointly with other parties, whether existing or to be developed in the future);

2.2.6	The employee-developed technology conceived, developed or completed by Party B as stipulated in Article 1 hereof;

2.2.7	The employee-developed technology conceived, developed or completed by other employees of Party A;

2.2.8	All the confidential information of a third party which Party A has an obligation to keep secret according to laws and the agreement entered into between Party A and the third party;

2.2.9	All other information which have been explicitly marked or declared as confidential by Party A.

2.3	Information beyond the Scope of Protection:

2.3.1	The information obtained from the public media, excepting for those available to the public in violation of the confidentiality obligations owed to Party A;

2.3.2	The information lawfully obtained from a third party with whom Party A has never entered into an non-disclosure agreement.

2.4	Return and Destruction of Confidential Files. When the employment relationship between Party A and Party B terminates, Party B shall return to Party A all originals and copies which contain, represent, manifest, record or compose the Confidential Information, including but not limited to, devices, records, data, notes, reports, proposals, name lists, letters, specifications, drawings, equipments and materials, etc. Furthermore, Party B agrees to sign Attachment 2 “Guarantee” hereto.

2.5	Information about Previous Employer. Party B promises that during its employment with Party A, he will not improperly use or disclose the confidential information or trade secrets of his previous employer or the employer of his currently part-time job or anyone else. Party B shall not carry such confidential information or related unpublished data to Party A. If Party A is accused by a third party due to Party B violation of the promise, Party B shall bear all the costs incurred by Party A in responding to the charge; If Party A bears the liability for compensation, it is entitled to recover the loss from Party B.

Article 3 Due Diligence and Non-competition

1.5	Prior to the first anniversary of the listing of Party A, Party B shall devote all his working time and energy to serve the company and shall not engage in any part-time job or invest in and manage other entities.

1.6	During the period when Party B holds a position in the group company of Party A and within 2 years after he quits the position in the group company, Party B agrees that he will not (also will not allow his associates to) receive or gain any interest or position from any individual, enterprise, partnership enterprise or other enterprise, entity or organization whose business is in competition with that of Party A, or provide any consultation or service or other kind of assistance (for example, engage in or assist any individual and entity to engage in the business the same as or similar to the business carrying out or to be carried out as determined by the board of directors from time to time by Party A) to these individual, enterprise, partnership enterprise or other enterprise, entity or organization, provided that as return, Party A shall pay compensation to Party B equivalent to the last six months’ basic salaries. The compensation shall be paid on a month basis during the period of non-competition.

1.7	During the period when Party B holds a position in the group company of Party A and within 2 years from he quits the position in the group company, Party B shall neither instigate/abet, solicit and attempt to employ or employ any current employee of Party A (including those employed by Party A within the period from six months prior to the date of termination of employment relationship between Party A and Party B to six months after that date), nor help any other individual or entity carry out similar employment, or encourage any employee of Party A to terminate his or her employment relationship with Party A.

1.8	During the period when Party B holds a position in the group company of Party A and within 2 years after he quits the position in the group company, Party B shall not transfer or attempt to transfer from Party A the business conducted between Party A and its customers and prospective customers and the accounts occurred during the period of his employment with Party A.

Article 4 Notice to the New Employer of Party B

Party B agrees that after the termination of his employment relationship with Party A, Party A shall have the right to notify the new employer of Party B of Party B’s rights and obligations hereunder.

Article 5 Liability for Breach

Party A and Party B agree that any violation by Party B of the provisions hereof will bring substantial damage or even irreparable loss to Party A. Therefore, if Party B breaches the provisions hereof and causes losses to Party A, Party A shall have the right to take all legal measures to reduce the losses; Party A shall have the right to seek the mandatory or injunctive remedies in the court with jurisdiction; Party A shall also have the right to immediately abrogate the rights to and interests in the company owned by Party B, including salary deduction and cancellation of share options; Party A shall also have the right to require Party B to make compensation for all the losses sustained by it as a result of the default of him.

Article 6 Miscellaneous

6.1	Governing law. The conclusion, validity, interpretation, execution and settlement of disputes of this Agreement shall be governed by the promulgated and publicly available laws and regulations of PRC. In case that no promulgated and publicly available PRC laws and regulations governs the particular issue hereof, reference shall be made to the generally accepted international practice.

6.2	Dispute Resolution. All disputes arising from the performance of or in connection with this Agreement shall be settled through friendly negotiation between the parties; In case no settlement can be reached, either party can submit relevant disputes to China International Economic and Trade Arbitration Commission for arbitration according to its rules of arbitration. The arbitration shall be held in Beijing and the arbitration award shall be final and binding upon both parties. In the arbitration process, except for the parts under arbitration, this Agreement shall continue to be performed.

6.3	Waiver. Any failure or delay by either party to exercise any rights, power and privilege under or in connection with this Agreement shall not be regarded as its or his waiver of the rights, power and privilege; In case either party separately or partially exercises any right, power or privilege, it or he shall not be prevented from exercising such right, power or privilege in the future.

6.4	Assignment. Unless otherwise agreed by the parties hereto, the rights, obligations or responsibilities hereunder shall not be assignable.

6.5	Revision and Supplement. This Agreement cannot be revised or supplemented orally. The revision or supplement hereof shall be in written form and signed by the parties. Any supplementary documents hereof shall be deemed to be an integral part of this Agreement.

6.6	Originals. This Agreement is made in two originals with each party holding one original. Both originals are equally authentic.

6.7	Effectiveness. This Agreement shall become effective immediately upon being signed by the authorized representative of Party A and Party B.

6.8	Severability. Ineffectiveness of any terms hereof shall not affect the validity of the remaining terms of this Agreement

6.9	Entire Agreement. This Agreement and all attachments of it constitute the entire and complete agreement between the parties concerning the matters contained herein, which shall supersedes all oral or written negotiations, representations or agreements made or reached by and between the parties prior to the conclusion of this Agreement.

Party A: Beijing Nationsky Network Technology Co., Ltd. (Corporate seal)

Authorized Representative:/s/Shuli Hou

Date: May 12, 2012

Party B: /s/ Shuli Hou

Date: May 12, 2012

Attachment 1: List of the Prior Achievements of Party B

Attachment 2: Guarantee

I hereby guarantee that I have returned to the company of                 , (hereinafter referred to as the “Company”) and I don’t hold any originals and copies which contain, represent, manifest, record or compose the Confidential Information, including but without limitation to, devices, records, data, notes, reports, proposals, name lists, letters, specifications, drawings, equipments and materials, etc.

I further guarantee that I have reported to the company all the technical achievements developed by myself or in cooperation with others as involved herein pursuant to the terms and conditions of the “Agreement of Intellectual Property, Non-Disclosure and Non-Competition” concluded between the company and myself (hereinafter referred to as the “Agreement”).

I further agree that I will continue to abide by the provisions of the Agreement, strictly keep the Confidential Information stipulated in the Agreement secret.

I further agree that, within 36 months after I sign this Guarantee, I will neither employ, in any form or in the name of anyone, any employee of the company, nor abet, encourage or instigate any employee to terminate his or her employment relationship with the company.

Signature:

Date: